Exhibit 99.1

CBAK Energy Reports Fourth Quarter and Full Year 2025 Unaudited Financial Results

DALIAN, China, March 30, 2026 (GLOBE NEWSWIRE) -- CBAK Energy Technology, Inc. (NASDAQ: CBAT) (“CBAK Energy,” or the “Company”), a leading lithium-ion battery manufacturer and electric energy solution provider in China, today reported its unaudited financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Financial and Operational Highlights

●	Fourth Quarter Consolidated Net Revenues achieved an explosive 131.8% year-over-year growth, reaching $58.80 million, compared to $25.37 million in the fourth quarter of 2024. This hyper-growth in the top line effectively decoupled from the temporary bottom-line pressures caused by ongoing capacity transitions.

●	Fourth Quarter Net Revenues from Light Electric Vehicles (LEV) skyrocketed by 524.1% year-over-year to $12.92 million, compared to $2.07 million in the prior year period. This single-quarter surge solidly validates the Company’s aggressive and successful penetration into high-demand international markets, particularly India, Vietnam and Africa.

●	Fourth Quarter Net Revenues from the Battery Raw Materials Segment (Hitrans) delivered an unprecedented 944.1% year-over-year hyper-growth, surging to $27.98 million from $2.68 million in the fourth quarter of 2024. This exceptional single-quarter performance confirms that the raw material pricing cycle has powerfully rebounded, acting as a critical counter-cyclical stabilizer for the Company’s consolidated top line.

●	Full Year Consolidated Net Revenues reached $195.19 million, representing an 11% increase compared to $176.61 million in the fiscal year 2024. This top-line growth was primarily driven by a robust recovery in the battery raw materials segment and explosive growth in Light Electric Vehicle (LEV) battery sales.

●	Net Revenues from the Battery Raw Materials Segment (Hitrans) surged by 123% year-over-year to $89.21 million for the full year 2025, compared to $40.03 million in 2024. This segment benefited significantly from an ongoing upward cycle in raw material prices, which catalyzed a sharp operational rebound beginning in the third quarter of 2025.

●	Net Revenues from Batteries used in Light Electric Vehicles (LEV) soared by 252.4% year-over-year to $36.36 million for the full year 2025, up from $10.32 million in 2024, demonstrating successful penetration into international markets, particularly in India, Vietnam and Africa.

●	Strategic Capacity Expansion and Product Portfolio Upgrade: The Company successfully launched a new production line for the Model 40135 at the Dalian facility by the end of 2025, adding approximately 2.3 GWh of annual capacity to the existing 1.0 GWh capacity from three legacy 26-series lines. Concurrently, the Company added two new production lines for the Model 32140 at the Nanjing Phase II facility, contributing an additional 3.0 GWh of capacity to complement the 1.5 GWh already operational in Phase I. Both new facilities are currently in an intensive capacity ramp-up phase, with demand vastly exceeding current supply. Concurrently, the R&D pipeline has been accelerated to commercialize next-generation large-format cylindrical cells, specifically the 60115, 60135, and 60150 models.

Management Remarks

Zhiguang Hu, Chief Executive Officer of CBAK Energy, commented, “The fiscal year 2025 was a definitive transitional period for CBAK Energy, characterized by a comprehensive structural upgrade of our product portfolio and a deliberate pivot toward next-generation form factors. At our Dalian facility, our customers are actively transitioning from our legacy 26-series batteries—a product line with over a decade of history—to our newly introduced, highly advanced Model 40135 cells. To support this, we successfully commissioned a new 40135 production line with a 2.3 GWh capacity at the end of 2025. The market reception has been unprecedented; demand for the 40135 cells currently far exceeds our available supply, and our order book heavily outpaces our current ramp-up trajectory. While the initial capacity ramp-up phase inherently carries higher unit costs that have temporarily suppressed our gross margins and short-term profitability, this is a necessary and highly strategic investment. As our customers complete their transition to the Model 40135 throughout 2026 and 2027, we anticipate a dramatic and sustained resurgence in both top-line revenue and bottom-line profitability. Importantly, we have proactively engineered a strategic response to the impending phase-out of the PRC’s export tax rebate policy for lithium-ion batteries—which reduces rebates to 6% in 2026 and zeroes out by 2027. By officially establishing our Malaysian manufacturing subsidiary in April 2025, we are constructing an unassailable overseas supply chain firewall. This strategic maneuver ensures that our expanding international margins will remain completely insulated from domestic tariff dynamics, cementing our competitive superiority on the global stage.”

Jiewei Li, Director and Chief Financial Officer, added, “From a financial perspective, 2025 demonstrated the resilient, dialectical nature of our vertically integrated business model. While our battery segment faced margin compression due to the aggressive ramp-up of new production lines in both Dalian and Nanjing, as well as rising raw material costs, our Hitrans raw materials segment capitalized on this exact macroeconomic environment. Benefiting from the upward cycle in raw material prices, Hitrans experienced a powerful rebound starting in the third quarter of 2025, driving its full-year revenues up 123% to $89.21 million. Furthermore, to alleviate the severe supply shortages for our highly sought-after Model 32140 cells, we successfully launched two new production lines at our Nanjing Phase II facility at the end of 2025, adding 3.0 GWh  of much-needed capacity. While the Nanjing Phase II expansion also incurs high initial ramp-up costs that currently weigh on the facility’s overall performance, we expect to complete this ramp-up by early 2027, leading to a significant operational turnaround. Looking ahead, driven by the insatiable demand for our new battery cells, the completion of our capacity ramp-ups, and the continuing strength of Hitrans, we confidently project that the Group’s consolidated sales will hit a record high in 2026.”

Fourth Quarter 2025 Financial Results

Note: Fourth quarter financial results are derived by mathematically subtracting the Company’s unaudited financial results for the first nine months ended September 30, from the audited financial results for the full year ended December 31.

Net revenues for the fourth quarter of 2025 were $58.80 million, representing a 131.8% increase compared to $25.37 million in the fourth quarter of 2024.

Detailed revenues from our Battery Business and Hitrans segment in the fourth quarter are as follows:

Net Revenues by Segment & Application	Q4 2024 ($)	Q4 2025 ($)	YoY Change (%)
Battery Business Total	22,691,017	30,820,808	35.8%
- Electric Vehicles	668,996	59,244	-91.1%
- Light Electric Vehicles (LEV)	2,069,739	12,919,284	524.2%
- Residential Energy Supply & UPS	19,952,282	17,842,280	-10.6%
Hitrans (Battery Materials) Total	2,679,874	27,981,704	944.1%
Consolidated Total Net Revenues	25,370,891	58,802,512	131.8%

Net revenues from the Battery Business were $30.82 million in the fourth quarter of 2025, an increase of 35.8% from $22.69 million in the fourth quarter of 2024. Despite the temporary disruption caused by the phase−out of the legacy Model 26650 cells at the Dalian facilities, which resulted in a 10.6% decrease in the energy storage sector, the Company successfully offset this decline through explosive international growth. Specifically, revenues from Light Electric Vehicles (LEV) skyrocketed by 524.2% to $12.92 million in the fourth quarter, up from just $2.07 million in Q4 2024.

Net revenues from the Hitrans segment were $27.98 million in the fourth quarter of 2025, a massive 944.1% surge from $2.68 million in the fourth quarter of 2024. This hyper-growth directly reflects the escalating upward cycle of raw material pricing which fully materialized toward the end of the year, alongside robust downstream order placements.

Cost of revenues for the fourth quarter of 2025 was $54.52 million, an increase of 147.1% compared to $22.06 million in the fourth quarter of 2024.

Gross profit for the fourth quarter of 2025 was $4.28 million, representing a gross margin of 7.3%, compared to a gross profit of $3.31 million and a margin of 13.1% in the fourth quarter of 2024. The sharp margin compression in Q4 2025 was fundamentally driven by the intensive transitional period at both Dalian and Nanjing. The friction costs, sub-optimal yields, and disproportionately high fixed-cost absorption inherent to the initial ramp-up phase of the new Model 40135 and Phase II Model 32140 production lines heavily burdened the quarterly gross margin.

Research and development (R&D) expenses in the fourth quarter were aggressively expanded to $5.30 million, compared to $3.80 million in the prior year period. This reflects focused capital deployment into materials and testing to perfect the new 40-series and 60-series cells.

Sales and marketing expenses were $1.90 million in the fourth quarter, compared to $1.08 million in the fourth quarter of 2024.

General and administrative (G&A) expenses were $5.17 million in the fourth quarter, up from $3.95 million in Q4 2024, absorbing the heightened personnel, utilities, and trial-run administrative overhead associated with commissioning the new lines.

Operating loss for the fourth quarter of 2025 was $8.01 million, compared to an operating loss of $6.59 million in the fourth quarter of 2024.

Net loss attributable to shareholders of CBAK Energy for the fourth quarter of 2025 was $7.38 million, compared to a net loss of $4.51 million in the fourth quarter of 2024.

Full Year 2025 Financial Results

Net revenues for the fiscal year ended December 31, 2025, were $195.19 million, representing an 11% increase compared to $176.61 million in the fiscal year 2024.

Detailed revenues from our Battery Business and Hitrans segment are as follows:

Net Revenues by Segment & Application	FY 2024 ($)	FY 2025 ($)	YoY Change (%)
Battery Business Total	136,588,803	105,982,389	-22%
- Electric Vehicles	1,681,651	796,173	-53%
- Light Electric Vehicles (LEV)	10,319,176	36,363,411	252%
- Residential Energy Supply & UPS	124,587,976	68,822,805	-45%
Hitrans (Battery Materials) Total	40,025,806	89,206,917	123%
Consolidated Total Net Revenues	176,614,609	195,189,306	11%

Net revenues from the Battery Business were $105.98 million, a decrease of 22% from $136.59 million in 2024. This decline was primarily attributable to the strategic phase-out of the legacy Model 26650 cells at the Dalian facilities, which predominantly served the residential energy supply and UPS sectors. Sales in this specific sub-sector declined by 45% to $68.82 million as customers entered a transitional phase to validate the new Model 40135. Conversely, revenues from Light Electric Vehicles (LEV) surged by 252% to $36.36 million, driven by aggressive international expansion.

Net revenues from the Hitrans segment were $89.21 million, an increase of 123% from $40.03 million in 2024, reflecting the successful acquisition of new customers and a highly favorable raw material pricing environment.

Cost of revenues increased to $176.77 million for the fiscal year ended December 31, 2025, compared to $134.84 million in 2024, an increase of 31.1%. This included $6.61 million in inventory write-downs.

Gross profit was $18.42 million, representing a gross margin of 9.4%, compared to a gross profit of $41.78 million and a margin of 23.7% in 2024. The contraction in gross margin was primarily due to the transition period at the Dalian and Nanjing facilities. The lower utilization of legacy lines combined with the high initial fixed costs and inefficiencies inherent in ramping up the new Model 40135 and Model 32140 production lines resulted in elevated unit production costs. The Company expects gross margins to recover sequentially as production yields optimize and economies of scale are realized on the new lines. Gross profit for the Battery Business was $13.73 million, while Hitrans generated a gross profit of $4.70 million.

Research and development (R&D) expenses were $15.80 million, an increase of 21% from $13.01 million in 2024. The increase reflects intensified investments in materials and consumables for the development of the 40-series and 60-series batteries, alongside increased R&D headcount at the Dalian and Nanjing facilities.

Sales and marketing expenses remained tightly controlled at $5.08 million, compared to $5.20 million in 2024.

General and administrative (G&A) expenses were $16.20 million, up 16% from $13.95 million in 2024, driven by increased salaries, social insurance, utilities, and depreciation associated with the staffing and commissioning of the new production lines.

Operating loss for the fiscal year 2025 was $18.44 million, compared to an operating income of $8.79 million in 2024.

Net loss attributable to shareholders of CBAK Energy was $9.38 million, compared to a net income of $11.79 million in the prior year.

Liquidity and Capital Resources

As of December 31, 2025, the Company had cash and cash equivalents and restricted cash of $75.68 million, compared to $60.79 million as of December 31, 2024. Net cash provided by operating activities was $48.55 million for the year ended December 31, 2025, compared to $39.70 million in 2024, primarily attributable to improved working capital management, including a $63.66 million increase in trade and bills payable. Capital expenditures for the year ended December 31, 2025, were $44.65 million, primarily utilized for the construction and equipping of the new production facilities in Dalian, Nanjing, Zhejiang, and Anhui.

Conference Call

CBAK Energy’s management will host an earnings conference call at 8:00 AM U.S. Eastern Time on Monday, March 30, 2026 (8:00 PM Beijing/Hong Kong Time on March 30, 2026).

For participants who wish to join our call online, please visit: https://edge.media-server.com/mmc/p/j8363xzj

Participants who plan to ask questions during the call will need to register at least 15 minutes prior to the scheduled call start time using the link provided below. Upon registration, participants will receive the conference call access information, including dial-in numbers, a unique pin, and an email with detailed instructions.

Participant Online Registration:

https://register-conf.media-server.com/register/BI24afc22816694600a9ddc91793bbf26e

Once completing the registration, please dial-in at least 10 minutes before the scheduled start time of the conference call and enter the personal pin as instructed to connect to the call.

A replay of the conference call may be accessed within seven days after the conclusion of the live call at the following website: https://edge.media-server.com/mmc/p/j8363xzj

The earnings release and the link for the replay are available at ir.cbak.com.cn.

About CBAK Energy

CBAK Energy Technology, Inc. (NASDAQ: CBAT) is a leading high-tech enterprise in China engaged in the development, manufacturing, and sales of new energy high power lithium and sodium batteries, as well as the production of raw materials for use in manufacturing high power lithium batteries. The applications of the Company’s products and solutions include electric vehicles, light electric vehicles, energy storage and other high-power applications. In January 2006, CBAK Energy became the first lithium battery manufacturer in China listed on the Nasdaq Stock Market. CBAK Energy has multiple operating subsidiaries in Dalian, Nanjing, Shaoxing and Shangqiu, as well as a large-scale R&D and production base in Dalian.

For more information, please visit ir.cbak.com.cn

Safe Harbor Statement

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements.

Any forward-looking statements contained in this press release are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: significant legal and operational risks associated with having substantially all of our business operations in China, the effects of global economic conditions, changes in domestic and foreign laws, regulations and taxes, the volatility of the securities markets; and other risks including, but not limited to, the ability of the Company to meet its contractual obligations, the uncertain markets for the Company’s products and business, macroeconomic, technological, regulatory, or other factors affecting the profitability of our products and solutions that we discussed or referred to in the Company’s disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) available on the SEC’s website at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K as well as in our other reports filed or furnished from time to time with the SEC. You should read these factors and the other cautionary statements made in this press release. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The forward-looking statements included in this press release are made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, other than as required by applicable law.

For further inquiries, please contact:

CBAK Energy Technology, Inc.

Investor Relations Department

Email: ir@cbak.com.cn

CBAK Energy Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2024 and 2025

(Unaudited)

(In US$ except for number of shares)

	December 31, 2024	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$6,724,360	$8,301,149
Pledged deposits	54,061,642	67,376,113
Term deposits	4,237,090	-
Trade and bills receivable, net	32,938,918	38,405,398
Inventories	22,851,027	50,602,287
Prepayments and other receivables	20,004,966	15,170,915
Receivables from former subsidiary	12,399	4,389
Income tax recoverable	566,458	778,460
Total current assets	141,396,860	180,638,711

Property, plant and equipment, net	85,486,829	179,058,801
Construction in progress	42,526,859	32,046,421
Long-term investments, net	2,246,494	2,485,580
Prepaid land use rights	11,075,973	12,308,864
Intangible assets, net	382,962	71,654
Deposit paid for acquisition of long-term investments	15,864,318	16,503,014
Operating lease right-of-use assets, net	3,237,849	3,068,591
Total assets	$302,218,144	$426,181,636

Liabilities
Current liabilities
Trade and bills payable	$84,724,386	$153,345,745
Short-term bank borrowings	26,087,350	28,532,938
Other short-term loans	335,715	337,156
Accrued expenses and other payables	58,285,635	113,651,948
Payable to a former subsidiary, net	419,849	407,506
Deferred government grants, current	556,214	578,606
Product warranty provisions	23,426	339,136
Operating lease liability, current	1,268,405	1,347,803
Finance lease liability, current	-	1,307,170
Total current liabilities	171,700,980	299,848,008

Long-term bank borrowings	-	4,118,628
Deferred government grants, non-current	7,580,255	10,195,428
Product warranty provisions	420,688	446,553
Operating lease liability, non-current	2,449,056	2,093,428
Total liabilities	182,150,979	316,702,04

Commitments and contingencies

Shareholders’ equity
Common stock $0.001 par value; 500,000,000 authorized; 90,083,396 issued and 89,939,190 outstanding as of December 31, 2024; 88,645,836 issued and outstanding as of December 31, 2025	90,083	88,646
Donated shares	14,101,689	7,955,358
Additional paid-in capital	247,842,445	248,500,176
Statutory reserves	1,230,511	3,042,602
Accumulated deficit	(122,605,730)	(133,795,940)
Accumulated other comprehensive loss	(14,919,345)	(13,112,769)
	125,739,653	112,678,073

Less: Treasury shares	(4,066,610)	-

Total shareholders’ equity	121,673,043	112,678,073
Non-controlling interests	(1,605,878)	(3,198,482)
Total equity	120,067,165	109,479,591

Total liabilities and shareholder’s equity	$302,218,144	$426,181,636

CBAK Energy Technology, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the years ended December 31, 2024 and 2025

(Unaduited)

(In US$ except for number of shares)

	Year ended	Year ended
	December 31, 2024	December 31, 2025
Net revenues	$176,614,609	$195,189,306
Cost of revenues	(134,839,364)	(176,766,718)
Gross profit	41,775,245	18,422,588
Operating expenses:
Research and development expenses	(13,010,082)	(15,801,613)
Sales and marketing expenses	(5,197,888)	(5,076,891)
General and administrative expenses	(13,947,727)	(16,195,504)
Impairment charge on long-lived assets	(475,220)	-
Allowance of credit losses and bad debts written off	(356,179)	210,177
Total operating expenses	(32,987,096)	(36,863,831)
Operating income (loss)	8,788,149	(18,441,243)
Finance income (expenses), net	1,283,090	(673,344)
Other income, net	1,045,552	8,272,923
Share of (loss) income of equity investee	(18,777)	145,097
Gain on disposal on equity investee	45,749	-
Loss on derivatives instruments	-	(440,054)
Income (loss) before income tax	11,143,763	(11,136,621)
Income tax expenses	(1,558,613)	184,686
Net income (loss)	9,585,150	(10,951,935)
Less: Net loss attributable to non-controlling interests	2,204,882	1,573,816
Net income (loss) attributable to shareholders of CBAK Energy Technology, Inc.	$11,790,032	$(9,378,119)

Net income (loss)	9,585,150	(10,951,935)
Other comprehensive loss
– Foreign currency translation adjustment	(3,352,974)	1,787,788
Comprehensive income (loss)	6,232,176	(9,164,147)
Less: Comprehensive loss attributable to non-controlling interests	2,239,914	1,592,604
Comprehensive income (loss) attributable to CBAK Energy Technology, Inc.	$8,472,090	$(7,571,543)

Income (loss) per share
– Basic	$0.13	$(0.10)
– Diluted	$0.13	$(0.10)

Weighted average number of shares of common stock:
– Basic	89,928,357	89,247,119
– Diluted	90,158,312	89,247,119